Exhibit 99.2

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EDITED TRANSCRIPT

WG - Q4 2015 Willbros Group Inc Earnings Call

EVENT DATE/TIME: MARCH 10, 2016 / 03:00PM GMT

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MARCH 10, 2016 / 03:00PM GMT, WG - Q4 2015 Willbros Group Inc Earnings Call

CORPORATE PARTICIPANTS

Steve Breitigam Willbros Group, Inc. - VP of IR

Mike Fournier Willbros Group, Inc. - President and CEO

Van Welch Willbros Group, Inc. - EVP and CFO

CONFERENCE CALL PARTICIPANTS

Mike Shlisky Seaport Global Securities - Analyst

Dan Mannes Avondale Partners - Analyst

Matt Tucker KeyBanc Capital Markets - Analyst

Martin Malloy Johnson Rice & Company - Analyst

John Rogers D.A. Davidson & Co. - Analyst

PRESENTATION

Operator

Greetings, and welcome to the Willbros Group fourth quarter 2015 earnings conference call.

(Operator Instructions)

As a reminder, this conference is being recorded. It is now my pleasure to introduce your host, Steve Breitigam, Vice President, Investor Relations. Thank you. Sir, you may begin.

Steve Breitigam - Willbros Group, Inc. - VP of IR

Good morning. Thank you for joining us today. Speaking today will be Mike Fournier, President and Chief Executive Officer; and Van Welch, Executive Vice President and Chief Financial Officer.

This conference call is being broadcast live over the internet and is also being recorded. An archive of the webcast will be available shortly after the call on our website, willbros.com. A replay will also be available to the phone number provided in the Company press release announcing this call. Information reported on this call speaks only as of today, March 10, 2016, and time-sensitive information may no longer be accurate at the time of any replay.

Comments today contain forward-looking statements. All statements, other than statements of historical facts, which address activities, events, or developments the Company expects or anticipates will or may occur in the future, are forward-looking statements. A number of risks and uncertainties could cause actual results to differ materially from these statements.

These risk factors are described in the Company’s documents and reports filed with the SEC. The Company assumes no obligation to publicly update such forward-looking statements, whether a result of new information, future events, or otherwise.

This presentation contains non-GAAP numbers. Reconciliations and related information are in our press release dated March 9, 2016, and on our website. Now, I’ll turn the call over to Mike Fournier, President and CEO.

Mike Fournier - Willbros Group, Inc. - President and CEO

Thanks, Steve. Good morning, folks, and thank you for joining our call this morning. I would like to share a few thoughts prior to Van discussing the financial results released yesterday.

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MARCH 10, 2016 / 03:00PM GMT, WG - Q4 2015 Willbros Group Inc Earnings Call

As we reflect on 2015, we accomplished a lot of positives. We sold five businesses during the year that generated gross proceeds of approximately $250 million, which we used to reduce debt, increase cash, and collateralize letters of credit.

We exited unprofitable service offerings and consolidated and streamlined the US oil and gas business unit structure, taking out significant indirect and G&A costs. We reduced overhead costs in our corporate group to better align with the size of the business.

Despite the distraction of asset sales and cost reduction initiatives, our employees maintained their focus on working safely. We achieved our best safety performance in the past 10 years.

I want to congratulate all of our employees for a job well done. With the recent amendment to our term loan covenants and the sale of our professional services segment, we have further solidified our financial position. This has been well received by our clients. Our focus going forward is to grow backlog and manage utilization, while executing the work safely and profitably.

On the operations side, starting with UTD, we incurred an operating loss in Q4 as well as the year overall. Specifically in Q4 we had a loss project in our transmission business for which we are seeking a change order. In addition, we were unable to recover per diem and overtime costs associated with some projects whose schedules were accelerated.

Lastly, we recognized higher than anticipated credits in favor of a client related to higher volumes of work than we had anticipated for the year. With the exception of the project loss, which was not significant in and of itself, the remainder of the drag in Q4 relates to volume of work and timeframe the work was executed.

We recognized sometime back that we need to diversify our client base in our transmission business and adjust the mix of work in our distribution business to higher margin opportunities. We have progressed both of these initiatives in Q4 of 2015, where several contracts were reset with higher margins to offset cost increases, as well as winning a number of small new project awards in our transmission business outside of our established client base. These projects start in Q1 of 2016. These small project awards position us to compete for larger projects going forward.

We see significant growth opportunities in our electrical distribution segment in both our east and west businesses. The biggest growth constraint is the availability of qualified trade personnel, which we continue to address with active recruiting and training programs.

We are focusing on increasing our overhead line capability on our WTD east business unit to offset the impact of winter storms on the underground power and gas business. Within Chapman, our transmission business, we continued to pursue greenfield transmission projects to buffer the summer months when access to work on existing systems is limited.

In addition to the transmission opportunities, we continue to have success building on our substation and wireless operating units within Chapman. We now have active contracts for distribution, transmission, and substation work in Florida and the Carolinas, and continue to aggressively pursue opportunities in the renewable energy space, as well as fiber optics.

Moving to Canada, the decline in oil prices has precipitated a significant downturn in capital project work in the Canadian oil sands. The small amount of project work that is moving ahead is subject to intense competition, impacting both revenue and gross contract margins.

Our construction and maintenance business in Fort McMurray is being supported primarily on pipeline maintenance work. The key focus area for the team in Fort McMurray is responding to cost saving requests by clients and renewal of major MSA contracts that come about towards the end of the year. Outside of the oil sands, we see a steady stream of pipeline integrity work, and anticipate a work load increase in 2016 over 2015 in this area.

We remain active in the upstream tank and facility space. Overall, workload in Canada is down, but there remains a small number of projects that are moving ahead.

Our Canadian team will be challenged this year, but they have shown the ability to adapt to the marketplace. Despite the short-term economic challenges, Canada remains a viable long-term market, providing both debottlenecking opportunities and maintenance opportunities.

Looking at our US Oil and Gas businesses, Q4 financial performance for ongoing operations was negatively impacted by underutilization of equipment and personnel in our pipeline group, as well as margin erosion on one pipeline project due to weather. The tank group experienced margin erosion in Q4 on two projects, and actions have been taken to bolster project team performance in this business unit going forward.

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MARCH 10, 2016 / 03:00PM GMT, WG - Q4 2015 Willbros Group Inc Earnings Call

Opportunities in the Oil and Gas pipeline integrity group remain strong in the US. This group had a strong performance in 2015and is looking to expand its geographic footprint in 2016, focusing on the southeast. Our facilities group also generated strong performance in 2015, and we see continued opportunities in 2016, primarily around tank terminal work.

With respect to pipeline construction, we do not have any large diameter work in backlog. Much of this main line work was awarded in mid-2015. It is either ongoing or delayed due to permitting. We continue to see modest opportunities in short run midstream oil and gas pipeline construction, and are now seeing some bid opportunities for large diameter work in 2017.

Despite increased competition on a smaller number of projects, we have had success in winning pipeline work once we’ve identified the appropriate price point. We’ve expanded the offerings in our Tanks and Balance of Plant business unit to now include tank maintenance services while remaining active in new tank construction.

In summary, we anticipate modest opportunities in the two oil and gas business segments, and growth in the electrical transmission and distribution segment. Van, I’ll turn it over to you to walk us through the financial results.

Van Welch - Willbros Group, Inc. - EVP and CFO

Thanks, Mike, and good morning. I would like to begin with an update on our liquidity. On March 1, 2016, we amended our term credit agreement to put in place less stringent financial covenants for 2016 and for the first two quarters of 2017.

This amendment includes an extension of our covenant holiday through the second quarter of 2016, and additional flexibility in our financial covenants for the quarters thereafter through the second quarter of 2017. In consideration for the changes to the term credit agreement, we paid an amendment fee of 250 basis points, or $2.3 million in the first quarter of 2016.

At December 31, 2015, our term loan balance was approximately $95.4 million, which reflects a $174.6 million reduction from December 31, 2014, primarily through proceeds received from asset sales. In the fourth quarter of 2015, we made a $93.6 million payment against our term loan, with proceeds received from the sale of the professional services segment.

In connection with this early payment, we recorded a prepayment fee of 2%, or $1.9 million, and a pro rata write-off of deferred financing costs of $200,000. These charges are recorded as debt extinguishment costs in the fourth quarter of 2015. In addition, we recorded a $1.2 million charge to interest expense related to our recently terminated interest rate swap.

In the first quarter of 2016 with the proceeds of an asset sale, we made an additional early payment of approximately $3.1 million against our term loan. At December 31, 2016, we expect our term loan balance to be below $90 million. For the year ended December 31, 2016, we expect annual term loan cash interest savings of approximately $13.5 million versus 2015.

Our total liquidity at December 31, 2015 is approximately $90.8 million, which is composed of $58.8 million in cash and $32 million of revolver availability, up from $68.3 million of total liquidity at the end of the third quarter 2015. During 2016, we expect a portion of our liquidity to be utilized for working capital purposes to support growth in revenue once we are past the traditionally slower winter construction season. We are currently seeing this impact in the first quarter.

As we broaden our oil and gas client base, we are seeing increased requests for bonding on projects. Our bonding agencies are now finding it more difficult to issue bonds, particularly larger bonds, in light of the current industry conditions. As mentioned in our last call, primarily as a result of asset sales during the year, and specifically with the sale of professional services, our receivables have declined significantly, which in turn, reduced the borrowing base under our revolver. In order to offset this impact, we retained $35 million of the proceeds from the professional services and Bemis sales to provide collateral for a portion of our letters of credit currently issued under our revolver.

Our DSO at December 31, 2015 was 60 days, which is a 16-day improvement from the September 30, 2015 DSO of 76 days. We continue to take the necessary steps to collect our receivables in accordance with contractual terms.

Now to our fourth quarter operating results. Before I walk you through our results, please recall as discussed in our third quarter conference call, that the recent professional services sale, when coupled with the previously sold subsidiaries of UtilX, Premier, and Downstream Professional Services, triggered mandatory discontinued operations accounting treatment for the entire professional services segment. Accordingly, our results of operations, financial positions, cash flows, and disclosures for the entire professional services segment, including all related gains or losses on sale of subsidiaries, are presented as discontinued operations for all periods presented.

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MARCH 10, 2016 / 03:00PM GMT, WG - Q4 2015 Willbros Group Inc Earnings Call

In contrast, the results of the sale of Bemis and the wind-down costs associated with the regional delivery and certain of our other downstream businesses, are required to be included in continuing operations.

On Bemis, we recorded a $12.8 million gain. In addition, as part of our reshaping of Willbros, we incurred charges of approximately $8.3 million in the fourth quarter of 2015 related to employee severance costs, equipment rationalization, facility lease abandonment charges, and the impairment of PP&E and intangible assets associated with the wind down of certain downstream businesses in our oil and gas segment.

All of these items impact the comparability of our fourth-quarter continuing results with other quarters and to assist in comparability, we have provided additional schedules in our press release that exclude contract revenue and operating income associated with businesses and services we have exited, the fourth quarter of 2015 gain on the sale of Bemis, and other charges and special items. Accordingly, on this adjusted basis, our Q4 operating loss was similar to the prior quarter, as we recorded an operating loss of $6.9 million on $216.2 million of contract revenue in the fourth quarter of 2015, compared to an operating loss of $6.4 million on $211.5 million of contract revenue in the third quarter of 2015.

The $6.9 million adjusted operating loss in the fourth quarter of 2015 was further impacted by $3.7 million of margin losses on three projects in the oil and gas segment. In Q1 2016, we anticipate recovery of approximately $1.6 million related to these Oil and Gas loss jobs.

In addition, UTD experienced $2.3 million of additional costs related to a loss job in our transmission group, customer volume discounts, and lease termination costs for equipment purchases. The downstream fabrication facility in Tulsa was sold in the first quarter of 2016. Net proceeds of $3.1 million were used to further reduce our term loan debt. This sale completes our targeted divestiture plan, and we do not currently expect any additional asset sales in 2016.

Now, moving to overhead costs. We have made substantial reductions to G&A overhead, primarily in the corporate function. For the fourth quarter 2015, we incurred $15.5 million in segment and corporate G&A, which is a reduction of $3.9 million from the third quarter 2015 and is more in line with our expected run rate for 2016.

Now a few words on income taxes. During the quarter, the Company was subject to certain financial accounting rules for income taxes. These rules require net pretax gains in discontinued operations be taxed at an effective tax rate based solely on discontinued operations. Any difference between the combined Company tax provision and the discontinued tax provision must be accounted for in continuing operations. Our discontinued operations had approximately $57.2 million of tax expense in 2015 against the gains on the sale of assets.

Our continuing operations had an effective tax rate benefit for 2015 of 45.6%. The tax benefit is based upon the offset from discontinued tax expense, utilized net operating loss carry-forwards, and a tax expense for both Canada income and Texas Margins tax.

At December 31, 2015, we have a net operating loss carry forward of approximately $122.3 million, which will provide $42.8 million of tax cash benefits on future US-based earnings. In summary, the Company recorded a 2015 net provision for income taxes of $3.2 million on a consolidated basis. There were no federal cash taxes paid on the sale of the assets.

Now, discontinued operations. For the fourth quarter of 2015, we recorded approximately $58.2 million in income from discontinued operations, which was primarily attributed to a $96.4 million pretax gain on the sale of our professional services segment, partially offset by an income tax provision of $34.7 million.

Now, backlog. At December 31, 2015, we reported total backlog of $826.8 million and 12-month backlog of $432.2 million, compared to total backlog of $976.7 million and 12-month backlog of $510 million at September 30, 2015. This decrease is primarily related to fewer additions in our oil and gas segments.

Now, finally guidance. As discussed during this call, we have done many things to improve our balance sheet, reduce costs, and to restructure our Oil and Gas business during 2015. However, during 2015 we missed opportunities to build backlog as a result of our financial condition, particularly for large diameter pipeline work in the latter part of 2015. With our improved balance sheet, we are seeing improved client confidence and a broader range of opportunities for improved work load in the near term.

In addition, the continued decline this year in commodity prices has added uncertainty to an already difficult market environment. Our Oil and Gas and Canada segments are faced with ongoing pricing pressures as our customers reassess their project and maintenance spend.

In contrast, our electrical transmission and distribution business is poised for growth and profitability, with a high percentage of 2016 work already in backlog and continuing efforts to expand both our transmission and distribution offerings to new clients and geographic locations. As a result of the volatility described above, our top line guidance will have a wider range looking out into the back end of the year.

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MARCH 10, 2016 / 03:00PM GMT, WG - Q4 2015 Willbros Group Inc Earnings Call

Our guidance is as follows. Q1 2016 revenue is expected to be slightly below Q4 2015 levels, with Oil and Gas down, UTD and Canada flat. Q1 2016 operating income is expected to be similar to Q4 2015 adjusted operating loss of $6.9 million, with Oil and Gas flat, UTD up, and Canada down.

Our 2016 G&A cost is expected to be in a range of $64 million to $70 million, which is a reduction of $7 million to $13 million from 2015 and a $39 million to $45 million reduction from 2014 levels.

Our term loan debt is expected to be below $90 million at December 31, 2016, and including the amendment fee that we paid in Q1 2016 of $2.3 million, we expect full year cash interest of $12.5 million, a decrease of $13.5 million from 2015 levels.

As a result of higher certainty of revenue for UTD and the headwinds in our two oil and gas businesses, the range of revenue for the overall year is broader than in the past. We are forecasting revenue for the entire year to range from $850 million to $1 billion.

We have a number of pending bids in our Oil and Gas and Canada segments that should be awarded in the next eight weeks. This will provide us more clarity on the overall revenue number. We will provide an update on this in our Q1 2016 conference call.

Now, operator, we will move to Q&A.

QUESTION AND ANSWER

Operator

Thank you.

(Operator Instructions)

Our first question comes from the line of Mike Shlisky with Seaport Global. Please proceed with your question.

Mike Shlisky - Seaport Global Securities - Analyst

Good morning. I guess my first question was a little bit more color if you could give us on the Willbros’ brand going forward.

Have only a few customers come around to requalify your guidance for some of the larger work, or do you find that it’s very broadly based, that most customers now given what you’ve done for your balance sheet and your asset sales, most customers out there in oil and gas and elsewhere are okay with having you on the possible bid list going forward?

Mike Fournier - Willbros Group, Inc. - President and CEO

Mike, let me take that question. I think as you recall, that issue is focused on our US Oil and Gas business primarily. We really didn’t see much impact from that in our transmission distribution business or in Canada, although we’ve updated clients there.

In Oil and Gas, specifically the Houston area, the effort to reconnect with clients has been a top priority for Harry New and his team in Oil and Gas and has even involved Van and myself. I would characterize that we have received positive reception from all our historical clients that we’ve reconnected to.

The majority of them have extended bid packages to us in Q1 where they have work or have indicated that we’re eligible to bid for them. What we are seeing, though, is — although I would say we broadened the client base to the point where that’s a non-issue for us going forward, the issue now is the availability of work with these clients, particularly the midstream clients.

Mike Shlisky - Seaport Global Securities - Analyst

Great. I also wanted to ask about the volume discount you mentioned in Utility T&D. Can you give a little more color on what that actually means, and if that’s a common occurrence?

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MARCH 10, 2016 / 03:00PM GMT, WG - Q4 2015 Willbros Group Inc Earnings Call

It sounds like this could have been a one-time issue for you. Just a bit more color there on what was going on there.

Van Welch - Willbros Group, Inc. - EVP and CFO

Mike, this is Van. Under our Oncor contract, and as you know, Oncor is one of our major customers in our UTD segment. They earn volume discounts associated with how much revenue that we’re going to do with them in any given year.

Normally what we would do, what would happen, we estimate how much revenue that’s going to happen and we accrue for that over a period of time. What happened in Q4 is they increased their spend much greater than what their expectations were and their estimates were to us, which put them over that particular hurdle rate. That required us to record that discount in Q4.

Mike Shlisky - Seaport Global Securities - Analyst

So is this then a quality problem to have? And did you actually make more money than you normally would given the volumes, or is this an accounting issue from previous work done in the year?

Van Welch - Willbros Group, Inc. - EVP and CFO

No, it’s basically around the estimate of what that work was going to do. It is a quality issue that we do more revenue with Oncor, and we’re always seeking to do additional revenue. But what happened in this case, they exceeded a bit over that hurdle, not by very much quite frankly, and that created us to take a charge associated with them reaching that hurdle.

Mike Fournier - Willbros Group, Inc. - President and CEO

But I think to go a bit further in how this has impacted us over the years, and this is to a certain degree fundamental to the growth of Chapman, is back when we had high volumes of work during the CREZ buildout, we were operating at a volume where, despite the volume discounts, very profitable. We don’t see that volume of work available going forward, and thus we’re pushing to expand our client base and build up volume of work outside of the Oncor contract.

And this is a benefit both for Chapman and for Oncor, because it means we’ve got more folks available when the work comes available to us. And I mentioned that some of the erosion we saw in Q4 was us reacting to schedule requirements and having to work overtime instead of having the ability to pull folks in from other parts of our organization. With that broader crew makeup that goes with diversity, that gives us some opportunity to respond to schedule without incurring as much overtime costs as we’ve done.

Mike Shlisky - Seaport Global Securities - Analyst

Okay. Got it. I will hop back in queue. Thank you very much.

Mike Fournier - Willbros Group, Inc. - President and CEO

Thank you.

Operator

Our next question comes from the line of John Rogers with DA Davidson. Please proceed with your question. John Rogers, your line is live.

Perhaps you have your line on mute. Our next question comes from the line of Dan Mannes with Avondale Partners. Please proceed with your question.

Dan Mannes - Avondale Partners - Analyst

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MARCH 10, 2016 / 03:00PM GMT, WG - Q4 2015 Willbros Group Inc Earnings Call

Hi, good morning.

Steve Breitigam - Willbros Group, Inc. - VP of IR

Good morning, Dan.

Dan Mannes - Avondale Partners - Analyst

I’ve got a couple questions. One of them I’m going to I guess follow up on the prior question. You mentioned maybe you’re getting back on some bid lists you weren’t on before.

That’s great news. Can you talk about how that played out as it relates to the balance sheet improvement?

I.e., did they react to the timing of the professional services sale, or were they awaiting the updated balance sheet now? And as an add on to that, with your balance sheet where it is now, are there constraints on the size of projects you can go after?

Mike Fournier - Willbros Group, Inc. - President and CEO

So Dan, we had a mix of reactions with respect to timing. In some cases just the announcement of the sale of professional services and the plan to reduce debt was sufficient, and in other cases folks want to see the actual close happen and the debt taken down.

And I would say the bulk of folks responded once we had taken the debt down. But as well, they saw the reshaping that we had done and the leadership that was in our Oil and Gas segment today and reacted very positively to that, and the results of projects that we had executed during the course of the year.

Dan Mannes - Avondale Partners - Analyst

And in terms of the ultimate size of the projects that you could go after where they were available, are you constrained there?

Mike Fournier - Willbros Group, Inc. - President and CEO

I think with some clients we still are constrained. Other clients, quite frankly, haven’t put any constraint us on.

That’s certainly varying by clients. But as I had indicated, we are now responding to a number of large diameter work that are historically the size of the $75 million to $125 million range.

Dan Mannes - Avondale Partners - Analyst

And these are projects more for late 2016 and 2017, or you already know these are more 2017 jobs?

Mike Fournier - Willbros Group, Inc. - President and CEO

These are 2017.

Dan Mannes - Avondale Partners - Analyst

Okay. And then I think, Van, you had some comments as it relates to Q1 about increased bonding and working capital. I guess I’m a little confused because it looked like your revenue run rate was flattish sequential from the fourth quarter. I guess I’m interested as to why working capital would be a drag in the first quarter and if you could at least — if you can expound at all on any risks or opportunities around the bonding side.

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MARCH 10, 2016 / 03:00PM GMT, WG - Q4 2015 Willbros Group Inc Earnings Call

Van Welch - Willbros Group, Inc. - EVP and CFO

I think, Dan, as we start to grow work and revenue, I would — I’m making the assumption that we will be utilizing cash and capability for those working capital purposes. All I was trying to really point you to is that the $90 million total liquidity with work that increases, we could have a — where it will come down a bit.

It’s not going to come down a lot, because as you use cash for working capital and your work load goes up, your receivables should go up and you should have a higher borrowing base that will offset that. But I am expecting that we will see our total liquidity decline a bit as work load picks up.

Dan Mannes - Avondale Partners - Analyst

Got it. And then two more questions, if you’ll indulge me. You’ve gone through a fairly meaningful restructuring over the past year.

You’ve done a great job on the balance sheet. It’s come a long way. I guess the question is, as I look forward, are you sized correctly to be profitable at the current revenue run rate, let’s call it the $800 million to $900 million?

Or do you not need to add material backlog? And then secondly, is there any change in your capabilities given all the restructuring? Is there anything that might have been lost over that time?

Mike Fournier - Willbros Group, Inc. - President and CEO

So Dan, let me try to answer that one. I mean we always are keeping an eye on and ready to adjust the overhead indirect costs to the volume of work that we’re undertaking.

The trick in doing that is how do you do that and not lose your capability. And so I think we are structured correctly and have the appropriate personnel, equipment to operate in the range that Van indicated earlier.

I think during the course of the year we’ve got to adjust up or down according to how we build or do not build backlog. In terms of our capabilities today, on the T&D side I indicated that in terms of the type of work we do, we are expanding there, but we are constrained by our ability to recruit and train personnel, particularly around working on live systems.

On the Oil and Gas side, we retain our full capabilities on cross country pipeline work, up to and including fielding at least a single spread on large diameter. And we have pushed into the tank maintenance area, which is a slightly different skill set than new tank construction. And we have bolstered our abilities on the facility side to address opportunities where we have both an opportunity on tank construction as well as the balance of plant, piping, and electrical work that goes along with it.

Dan Mannes - Avondale Partners - Analyst

But going back to the prior question, given the revenue run rate, the $852 million, can you be operating income positive for 2016 at that revenue run rate?

Mike Fournier - Willbros Group, Inc. - President and CEO

Yes.

Dan Mannes - Avondale Partners - Analyst

Even at the bottom end?

Mike Fournier - Willbros Group, Inc. - President and CEO

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MARCH 10, 2016 / 03:00PM GMT, WG - Q4 2015 Willbros Group Inc Earnings Call

Yes.

Dan Mannes - Avondale Partners - Analyst

Okay. And then my final question, again thanks for indulging me, as it relates to Oncor, you had mentioned you actually anticipate a lower level of work with them in 2016 vis-a-vis 2015. In looking at Oncor’s capital spending expectations, they seem to be trending upwards. Is this a scenario where given the pricing you’re either purposefully or not purposefully giving share to other people?

Mike Fournier - Willbros Group, Inc. - President and CEO

Yes, first off I’m not sure how you concluded that work load with Oncor is dropping in 2016 over 2015. My reference was back to the CREZ days in 2013, for example.

Dan Mannes - Avondale Partners - Analyst

Then I misheard you. My apologies.

Mike Fournier - Willbros Group, Inc. - President and CEO

We anticipate that, as you’ve indicated, the work load in 2016 is higher than 2015, but it’s not going back to the levels that we saw back in 2013.

Dan Mannes - Avondale Partners - Analyst

Got it. I must have misheard you on Oncor. Thanks for the color.

Steve Breitigam - Willbros Group, Inc. - VP of IR

Thanks, Dan.

Operator

Our next question comes from the line of Matt Tucker with KeyBanc Capital Markets. Please proceed with your question.

Matt Tucker - KeyBanc Capital Markets - Analyst

Hi. Good morning, gentlemen.

Mike Fournier - Willbros Group, Inc. - President and CEO

Good morning.

Matt Tucker - KeyBanc Capital Markets - Analyst

Just wanted to follow up on the bonding issue, I guess. How much of an impediment is that for you landing work? It gives a sense relative to competition and market weakness in general. Where does that rank?

Van Welch - Willbros Group, Inc. - EVP and CFO

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MARCH 10, 2016 / 03:00PM GMT, WG - Q4 2015 Willbros Group Inc Earnings Call

I think first of all, Matt, we do have — we have bonds outstanding today of over $250 million. So I mean we do have bonding capability and we do have bonding capacity.

I think when we brought it up on the call, we wanted to highlight that from an industry perspective, I think if you’re in the energy space and the oil and gas space in particular, there is — we’re seeing some tightness around bonds that are being issued. I’ve seen this before when we’ve gone through these downturns in the past.

What the impact it could have on us in terms of — and we may have to collateralize a portion of any kind of bond that we do issue, and bonding agencies or companies may be requiring some form of collateral. That could have an impact on our liquidity.

And that’s why I’m glad we’re starting the year off with $90 million plus liquidity, and we certainly made the right decision when we retained proceeds associated around the professional services sale to upgrade our liquidity going into this year. Obviously, some of our competitors have much more cash and much more liquidity, and so they are in a better position perhaps to collateralize some of those bonds, if need be. But other than that, I think we’re in a fairly good position from a liquidity standpoint going forward.

Mike Fournier - Willbros Group, Inc. - President and CEO

I think the other important point here, and this bonding issue is maybe drawing more discussion than we thought it would. But we’ve got a lot of our traditional clients where bonds aren’t even a subject of discussion.

They are not looking for them. But at the same time, we are seeing that as we further diversify our client base in particular as we start looking into some of the work that’s associated with the coal to gas conversion where we’re dealing in some cases with municipalities or utilities or municipally owned utilities, then the issue of bonding comes up more so than we see from midstream companies.

That’s why we’ve identified it. I don’t want to make too much of it. The majority of our clients today are not looking for bonds.

Matt Tucker - KeyBanc Capital Markets - Analyst

Thanks. I appreciate that color. Couple questions on the oil and gas side with respect to pipeline opportunities.

I guess first you mentioned some near-term opportunities that you’re fairly optimistic about booking. If you could give us any more color on what types of projects those are?

And then two, you mentioned looking at large diameter projects for 2017, but some of your competitors have been winning some large diameter projects for this year that should be starting up within the next few months. Are you seeing any reduction of competitive pressures on some of the smaller or mid-type projects because of your competitors now getting busier with this largest diameter work?

Mike Fournier - Willbros Group, Inc. - President and CEO

Sure. I guess maybe to start just kind of benchmark where we’re at though, I guess through the end of February we have been awarded about $50 million-odd of pipeline work. The nature of it is I call mid-diameter. It’s in that 12-inch through 20-inch.

It ranges from oil to gas to some NGL-type work. We have something in the neighborhood of about another $70 million of pending bids of a similar nature.

And I would say bias towards gas and generally associated I think with either additional takeaway or coal to gas conversion. The large diameter work you’re talking about that’s being executed now, that was all bid in early to mid 2015, and in some cases those projects were delayed and they are now clearing their permit hurdles and people are starting to go to work on those.

And yes, as a result more recent bids here in the January/February timeframe, particularly when we get out east as opposed to West Texas, we’re seeing fewer people show up for the bid walks. And particularly our sense was in Q3/Q4 of last year they were there because they were trying to keep their people and equipment busy waiting for this large diameter work to kick off.

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MARCH 10, 2016 / 03:00PM GMT, WG - Q4 2015 Willbros Group Inc Earnings Call

Matt Tucker - KeyBanc Capital Markets - Analyst

Okay. Good to hear. Thanks for taking my questions.

Operator

Our next question comes from the line of Martin Malloy with Johnson Rice. Please proceed with your question.

Martin Malloy - Johnson Rice & Company - Analyst

My questions have been answered. Thank you.

Operator

(Operator Instructions)

Our next question comes from the line of John Rogers with D.A. Davidson. Please proceed with your question.

John Rogers - D.A. Davidson & Co. - Analyst

Hi, good morning. Can you hear me now?

Mike Fournier - Willbros Group, Inc. - President and CEO

Yes, we can. Thanks, John.

John Rogers - D.A. Davidson & Co. - Analyst

Okay, great. Sorry about that earlier. Just a couple of follow-up things.

First of all, the fab yard in Tulsa that you mentioned you sold in the first quarter. Is there a significant cash or gain associated with that?

Van Welch - Willbros Group, Inc. - EVP and CFO

We took the impairment on that particular sale in Q1; we took the impairment charge in Q4. We would not expect any further charges. We’ve included that in the other charges.

John Rogers - D.A. Davidson & Co. - Analyst

Okay.

Van Welch - Willbros Group, Inc. - EVP and CFO

Associated with that.

John Rogers - D.A. Davidson & Co. - Analyst

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MARCH 10, 2016 / 03:00PM GMT, WG - Q4 2015 Willbros Group Inc Earnings Call

And cash?

Van Welch - Willbros Group, Inc. - EVP and CFO

Yes, we netted about $3.1 million cash for that, John. And we paid down term debt further in Q1 associated with the net proceeds.

John Rogers - D.A. Davidson & Co. - Analyst

Okay. That helps. Because it sounds like — I appreciate your comments about generating operating profits, but it sounds like cash flow in 2016 you’re expecting about flat? Is that fair?

Van Welch - Willbros Group, Inc. - EVP and CFO

I think that’s probably a fair comment, depending on I mean, obviously whatever kind of revenue growth we’re going to get. Obviously, if we use some working capital for revenue, then that could have an impact.

But it’s going to be offset by hopefully more profits associated with that revenue. But that’s a good way to look at it.

John Rogers - D.A. Davidson & Co. - Analyst

Okay. And then CapEx for 2016?

Van Welch - Willbros Group, Inc. - EVP and CFO

Yes. 2015, we had very little CapEx. In 2016 we’re expecting to have more than that.

We’re actually going to be talking about that with our Board this coming week on the CapEx budget. A lot of it’s going to depend upon new awards that we get in the next eight weeks or so. But I’m expecting more, somewhere in that $7 million to $10 million range is probably what we’ll end up spending in 2016.

John Rogers - D.A. Davidson & Co. - Analyst

Okay. And then one more thing for you, Van. The tax credits that you have available, when do those expire?

Van Welch - Willbros Group, Inc. - EVP and CFO

They actually, they go a long, long time. I don’t think — the carry forward rules on that are certainly longer than my time here at Willbros. So I’m not concerned about expiration of those carryforwards.

John Rogers - D.A. Davidson & Co. - Analyst

Okay. Great. And then maybe for Mike, in terms of — as you noted, you’ve given us a broad range of revenue. It sounds like there’s some bid opportunities that are coming up here, maybe in the second quarter, third quarter.

But could you break down the large project opportunities between Canada pipeline work and then the UTD business? Put a little color on that?

Mike Fournier - Willbros Group, Inc. - President and CEO

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MARCH 10, 2016 / 03:00PM GMT, WG - Q4 2015 Willbros Group Inc Earnings Call

Maybe some color on Canada. I mentioned in the script that the small number of project opportunities in Canada, and I think today we have something like $30 million of bids that are open outstanding there. Of course in Canada, we have some longer-term integrity contracts and maintenance contracts up in the oil sands that are the foundation for that business.

We see some additional integrity opportunities in Canada on the pipeline side, and we still see RFQs coming around tankage and the balance of plant work associated with that tankage. So we think that’s a good mix in Canada.

In the UTD space, we do see some transmission and substation opportunities. These aren’t the large multi $100 million cross-state type pieces of work. Generally they are within a state, Texas, Oklahoma area, and they are in the $35 million to $55 million range.

We also see opportunities in Texas on wind power in particular, and there’s been fiber optic buildout going on both in Texas and in the southeast and we’re now engaging in some RFQs around that. In both cases, the renewables and the fiber optic work is 2016 opportunities.

John Rogers - D.A. Davidson & Co. - Analyst

Okay.

Van Welch - Willbros Group, Inc. - EVP and CFO

John, let me go back to you. I’ve got a little bit more clear definition on when those tax credits or NOLs expire.

They go out as long as 20 years, and the first $1 of that would expire, the soonest would be 2031. So it’s a good ways out.

John Rogers - D.A. Davidson & Co. - Analyst

Okay.

Van Welch - Willbros Group, Inc. - EVP and CFO

Our plan is to use those up long before that, John.

John Rogers - D.A. Davidson & Co. - Analyst

Good. Okay. Thank you.

Operator

We have reached the end of the question-and-answer session. Mr. Fournier, I would now like to turn the floor back over to you for closing comments.

Mike Fournier - Willbros Group, Inc. - President and CEO

Thank you. So in summary, we’ve expended significant effort in 2015 to reshape the Company and position it to withstand headwinds in 2016 in the oil and gas space, while setting up UTD to expand profitably in the transmission and distribution space. We focused on ensuring we have enough pipeline maintenance, mid-diameter pipeline construction work, tank repair and construction work, and facility work to help cover off the overhead costs such that we are not solely dependent on large diameter pipeline work.

We see opportunities on the gas side in both coal conversion and takeaway from our pipeline and facilities groups. We have achieved and are achieving organic growth in our transmission and distribution businesses in the east and southeast as well as pursuing renewable and fiber optic work.

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MARCH 10, 2016 / 03:00PM GMT, WG - Q4 2015 Willbros Group Inc Earnings Call

Lastly, we are done with divestitures and focused on being profitable with the businesses we operate today. So thank you for joining us today. I look forward to providing you further updates on our next call.

Operator

Ladies and gentlemen, this does conclude today’s teleconference. You may disconnect your lines at this time. Thank you for your participation, and have a wonderful day.

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